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                                                                       Exhibit 8

                      STATE STREET BANK AND TRUST COMPANY

                              CUSTODY FEE SCHEDULE
                                      FOR
                 LINCOLN NATIONAL AGGRESSIVE GROWTH FUND, INC.


I.  PORTFOLIO CUSTODY

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Monitor corporate actions. Report portfolio positions. Withhold foreign taxes. File foreign tax reclaims.

     The fee shown below is an annual charge, billed and payable monthly, based on month end assets of the funds.

     A.  INTERNATIONAL ASSETS

     Group A        Group B        Group C       Group D            Group E

     Germany        Australia      Austria       Botswana           Argentina
     Euroclear      Canada         Belgium       Brazil             Bangladesh
     Japan          Denmark        Finland       China              Bolivia*
                    Italy          Indonesia     Czech Republic     Chile
                    New Zealand    Ireland       Ecuador            Colombia
                    South Africa   Malaysia      Egypt              Cyprus
                    Switzerland    Mexico        Ghana              Greece
                    U.K.           Netherlands   Israel             Hungary
                    France         Norway        Kenya              India
                    Hong Kong      Philippines   Luxembourg         Jamaica*
                                   Portugal      Morocco            Jordan
                                   Singapore     Sri Lanka          Mauritius
                                   Spain         Taiwan             Namibia
                                   Sweden        Trinidad & Tobago* Pakistan
                                   Thailand      Turkey             Peru
                                                 Zambia             Poland
                                                 Zimbabwe           Slovakia*
                                                                    South Korea
                                                                    Tunisia*
                                                                    Uruguay
                                                                    Venezuela
          *Not 17F-5 at this time

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     Holding Charges in Basis Points (Annual Fee)
     --------------------------------------------

     GROUP A        GROUP B        GROUP C        GROUP D       GROUP E

        2.25            5.0           10.0           35.0          45.0

     Transaction Charges
     -------------------

     GROUP A        GROUP B        GROUP C        GROUP D       GROUP E

       $  25           $ 25          $  35          $ 100         $ 125

B. DOMESTIC ASSETS

     Holding Charge in Basis Points (Annual Fee)
     -------------------------------------------

     Group Net Assets                                               .25

     Transaction Charges                                           Standard
     -------------------                                           --------

     State Street Bank Repos or FX                                 No Charge
     DTC or Fed Book Entry                                           $ 5.00
     New York Physical Settlements                                   $20.00
     Physical Maturity Collections                                   $ 8.00
     PTC Purchase, Sale, Deposit or Withdrawal                       $ 9.00
     Third Party FX                                                  $50.00
     Option charge for each option written or closing
     contract, per issue, per broker                                 $25.00
     Option expiration or exercised charge, per issue, per broker    $15.00
     Futures transaction -- no security movement                     $ 8.00
     Other                                                           $20.00

II.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for Interchange technology and applications specialized training, communication lines, computer hardware and software, and other special items will be negotiated separately.
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III.  OUT-OF-POCKET EXPENSES

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     - Telephone                           - Transfer Fees
     - Wire Charges ($5.25 in and $5 out)  - Sub-custodian Charges
     - Postage and Insurance               - Price Waterhouse Audit Letter
     - Courier Service                     - Federal Reserve Fee for Return
     - Duplicating                           Check items over $2,500 (4.25 each)
     - Legal Fees
     - Supplies Related to Fund Records

 IV.  EARNINGS CREDIT

     A balance credit equal to 75% of the 90-day Treasury Bill rate in effect the last business day of each month will be applied to the Demand Deposit Account balance, net of check redemption service overdrafts, on a prorated basis against each fund's Custodian fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

 V.  PAYMENT

     The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's office.

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     LINCOLN NATIONAL AGGRESSIVE          STATE STREET BANK
     GROWTH FUND, INC.                    & TRUST COMPANY

     By: /S/Walter W. Bonham, Jr.         By:  /S/Nancy Grady
        -------------------------            -------------------
     Title: Assistant Treasurer           Title:  Vice President
           ----------------------               ----------------
     Date 1/28/97                         Date 1/16/97
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